EXHIBIT 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of April 9, 2015 (this "Agreement"), is between SHARPS COMPLIANCE, INC. OF TEXAS, a Texas corporation ("Borrower"), and [REDACTED] state-chartered bank ("Lender").

R E C I T A L S :

Borrower has requested that Lender extend credit to Borrower in the form of a revolving line of credit in the amount of $4,000,000.00 and a guidance line in the amount of $5,000,000.00.  Lender is willing to make such extensions of credit to Borrower upon the terms and conditions hereinafter set forth.

Borrower and Lender entered into that certain Letter Loan Agreement dated as of January 28, 2014 (the "Prior Loan Agreement").  This Agreement is in restatement and replacement of the Prior Loan Agreement, and the liens and security interests created by the Loan Documents (as defined below) are in renewal and extension of the liens and security interests originally created by the documents executed in connection with the Prior Loan Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.

Definitions

Section 1.1.   Definitions.  As used in this Agreement, the following terms have the following meanings:

"Account Debtor" shall mean an account debtor as defined in the Uniform Commercial Code, as in effect in the State of Texas.

"Accounts" means all accounts of Borrower held at Lender.

"Acquired Person" shall have the meaning given to such term in Section 9.3(a).

"Acquisition" shall have the meaning given to such term in Section 9.3(a).

"Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the Equity Interests in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the Equity Interests in such Person, and (c) any officer or director of such Person.

"Authorized Representative" means any officer or employee of Borrower who has been designated in writing by Borrower to Lender to be an Authorized Representative.

"Borrowing Base" means, at any particular time, an amount equal to the sum of (a) eighty percent (80%) of Eligible Accounts, plus (b) the lesser of (i) fifty percent (50%) of Eligible Inventory, and (ii) the amount calculated pursuant to clause (a) above.

"Borrowing Base Certificate" means a certificate in the form of Exhibit "J", fully completed and executed by Borrower.

"Business Day" means any day on which commercial banks are not authorized or required to close in Houston, Texas.

"Capitalized Lease Obligations" means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations, in accordance with GAAP, are required to be classified and accounted for as a capital lease on a balance sheet of any such Person.

"Change in Law" means (a) the adoption or introduction of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the interpretation, administration, inplementation or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, after the date of this Agreement, (c) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines, or (d) compliance by a Lender (or its parent) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines, directives, rules or regulations thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued and shall be deemed to have gone into effect and adopted after the date of this Agreement.

"Claims" has the meaning set forth in Section 12.2.

"Closing Date" means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set forth in Section 6.1 have been satisfied.

"Collateral" has the meaning specified in Section 5.1.

"Commitment" means the obligation of Lender to make Revolving Advances and issue Letters of Credit hereunder in an aggregate principal amount at any time outstanding up to but not exceeding $4,000,000.00, as such amount may be reduced pursuant to Section 2.8 or otherwise.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. ' 1 et seq.), as amended from time to time, and any successor statute.

"Credit Parties" means Borrower and Guarantors.

"Current Market Value of the Accounts" means, as of any day, the aggregate amount of cash in the Accounts.

"Current Maturities of Long Term Debt" means for Parent and its Subsidiaries, on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Debt, including Capitalized Lease Obligations, of Parent and its Subsidiaries for borrowed money which has a final maturity more than twelve months from the date on which such Debt was originally incurred; provided, however, current maturities of the Revolving Note shall not be included in the calculation of Current Maturities of Long Term Debt.

"Debt" means for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness, for the repayment of money borrowed, including, with respect to Borrower, the indebtedness evidenced by the Notes, the Letter of Credit Liabilities and all other indebtedness of Borrower to Lender, (b) indebtedness and obligations arising in connection with Rate Management Transactions, (c) all indebtedness representing deferred payment of the purchase price of property or assets, (d) Capitalized Lease Obligations, (e) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (f) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (g) any obligation to redeem or repurchase any of such Person's capital stock, partnership or membership interests or other ownership interests as applicable.

"Debt Service Coverage Ratio" means for Parent and its Subsidiaries, on a consolidated basis, as of any date (a) EBITDA for the period ended as of such date, divided by (b) the sum of (i) Current Maturities of Long Term Debt as of such date, plus (ii) Interest Expense for the period ended as of such date.

"Default Rate" means the lesser of (a) with respect to any Note, the sum of the stated rate to be borne by such Note plus five percent (5.0%) or (b) the Maximum Rate.

"Distribution" means, for any Person, (a) any distribution, dividend or any other payment or distribution (in cash, property or obligations) made by such Person on account of its Equity Interests, (b) any redemption, purchase, retirement or other acquisition by such Person of any of its Equity Interests, or (c) the establishment of any fund for any such distribution, dividend, payment or acquisition.

"Dollar," "Dollars" and "$" means currency of the United States of America which is at the time of payment legal tender for the payment of public and private debts in the United States of America.

"Domestic Person" means a Person that is a citizen of or organized under the laws of the United States or any State thereof or under the laws of the District of Columbia.

"Domestic Subsidiary" means any Subsidiary of Borrower, whether presently or hereafter created or existing, that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia; provided that if such Subsidiary does not exist on the date of this Agreement, Borrower and such Subsidiary shall satisfy the provisions of Section 9.4 with respect to such Subsidiary.

"EBITDA" means for Parent and its Subsidiaries, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) Interest Expense for such period, plus (ii) Income Tax Expense for such period, plus (iii) depreciation and amortization for such period.

"Eligible Accounts" means the aggregate of all accounts receivable owned by Credit Parties that are acceptable to Lender in its sole discretion and satisfy the following conditions: (a) are due and payable within sixty (60) days; (b) have been outstanding not more than ninety (90) days past the original date of invoice; (c) have arisen in the ordinary course of business from services performed by any Credit Party to or for the Account Debtor or the sale by any Credit Party of goods in which such Credit Party had sole ownership where such goods have been shipped or delivered to the Account Debtor; (d) represent complete bona fide transactions which require no further act under any circumstances on the part of any Credit Party to make such accounts receivable payable by the Account Debtor; (e) the goods the sale of which gave rise to such accounts receivable were shipped or delivered to the Account Debtor on an absolute sale basis and not on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis (excluding those that qualify as a true sale under GAAP), or on the basis of any similar understanding; (f) are evidenced by an invoice; (g) do not constitute pre-billings or other unearned income; (h) do not arise in connection with contracts which are bonded or insured; (i) the goods the sale of which gave rise to such accounts receivable were not, at the time of sale thereof, subject to any Lien, except the security interest in favor of Lender created by the Loan Documents; (j) are not subject to any provisions prohibiting assignment or requiring notice of or consent to such assignment; (k) are subject to a perfected, first priority security interest in favor of Lender and are not subject to any other Lien; (l) are not subject to setoff, counterclaim, defense, allowance, dispute or adjustment other than normal discounts for prompt payment, and the goods of sale which gave rise to such accounts receivable have not been returned, rejected, repossessed, lost or damaged; (m) the Account Debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs; (n) are not evidenced by chattel paper or any instrument of any kind; (o) are owed by a Person or Persons that are citizens of or organized under the laws of the United States or any State and are not owed by any Person organized under the laws of a jurisdiction located outside of the United States of America ("Foreign Persons"), provided, that accounts receivable owed by Foreign Persons may constitute Eligible Accounts if (i) payment of such accounts receivable is insured by a foreign risk insurance policy acceptable to Lender and the proceeds of such policy have been assigned to Lender by an instrument satisfactory to Lender, (ii) payment of such accounts receivable is covered by a letter of credit in form and substance satisfactory to Lender, issued by a financial institution satisfactory to Lender, and the proceeds of such letter of credit have been assigned to Lender by an instrument satisfactory to Lender or (iii) Lender specifically approves such accounts receivable as Eligible Accounts; (p) if any accounts receivable are owed by the United States of America or any department, agency or instrumentality thereof (the "Government Receivables"), the Federal Assignment of Claims Act shall have been complied with, provided "Eligible Accounts" may include an aggregate amount of Government Receivables which does not exceed $500,000.00 at any time for which the Federal Assignment of Claims Act has not been complied with; (q) are not owed by an Affiliate of any Credit Party; and (r) do not include any amount which constitutes retainage.  No account receivable owed by an Account Debtor to any Credit Party shall be included as an Eligible Account if more than twenty percent (20%) of the balances then outstanding on accounts receivable owed by such Account Debtor and its Affiliates to Credit Parties have remained unpaid for more than ninety (90) days from the dates of their original invoices.  The amount of any Eligible Accounts owed by an Account Debtor to any Credit Party shall be reduced by the amount of all "contra accounts" and other obligations owed by any Credit Party to such Account Debtor.  In the event that at any time the accounts receivable from any Account Debtor and its Affiliates to Credit Parties exceed twenty percent (20%) of the accounts receivable of Credit Parties, the accounts receivable from such Account Debtor and its Affiliates shall not constitute Eligible Accounts to the extent to which such accounts receivable exceed twenty percent (20%) of the accounts receivable of Credit Parties; provided that with respect to accounts receivable from [REDACTED], the twenty percent (20%) limitation contained in this sentence shall be increased to thirty percent (30%).  The amount of any Eligible Accounts owed by an Account Debtor to any Credit Party shall be reduced by the amount of any customer deposit held by any Credit Party from the Account Debtor for such Eligible Account.

"Eligible Contract Participant" shall have the meaning given to such term in the Commodity Exchange Act and the regulations thereunder.

"Eligible Inventory" means, at any time, all inventory of raw materials and finished goods then owned by (and in the possession or under the control of) a Credit Party and held for sale or disposition in the ordinary course of such Credit Party's business, in which Lender has a perfected, first priority security interest, valued at the lower of actual cost or fair market value.  Eligible Inventory shall not include (a) inventory that has been shipped or delivered to a customer on consignment, a sale or return basis, or on the basis of any similar understanding, (b) inventory with respect to which a claim exists disputing any Credit Party's title to or right to possession of such inventory, (c) inventory that is not in good condition or does not comply with any applicable laws, rules or regulations or the standards imposed by any Governmental Authority with respect to its manufacture, use or sale, (d) inventory that has been consigned to a Credit Party by another Person, (e) obsolete or slow-moving inventory, and (f) inventory that Lender, in its sole discretion, has determined to be unmarketable.

"Environmental Laws" means any and all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of Hazardous Substance or to health and safety matters.

"Equity Interests" means with respect to any Person, the shares, interests, participations, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

"Event of Default" has the meaning specified in Section 11.1.

"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty Agreement of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor's failure for any reason to constitute an Eligible Contract Participant at the time the Guaranty Agreement of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a "financial entity," as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guaranty Agreement of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty Agreement or security interest is or becomes illegal.

"Field Audits" means audits, verifications and inspections of (a) the Collateral, (b) the accounting and financial processes and procedures of Borrower and its Subsidiaries, (c) the financial condition of Borrower and its Subsidiaries, (d) the books, records and documents of Borrower and its Subsidiaries, and (e) such other items, documents and matters related to Borrower and its Subsidiaries as Lender may request or desire, in each case conducted by a Person (who may be an employee of Lender or who may be independent) satisfactory to Lender.

"Financial Officer" means the chief executive officer, the chief financial officer or another officer of Borrower or Parent, as applicable, acceptable to Lender.

"GAAP" means generally accepted accounting principles in the United States of America consistently applied.

"Government Receivables" shall have the meaning set forth in the definition of the term "Eligible Accounts".

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantors" means those Domestic Subsidiaries existing on the Closing Date and all future Domestic Subsidiaries.

"Guaranty Agreement" means a Guaranty Agreement executed by a Domestic Subsidiary in favor of Lender in substantially the form of Exhibit "G", as the same may be amended, supplemented or modified.

"Hazardous Substance" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated or addressed under any Environmental Law.

"Income Tax Expense" means for Parent and its Subsidiaries, on a consolidated basis for any period, all state and federal income tax expenses for such period, determined in accordance with GAAP.

"Interest Expense" means for Parent and its Subsidiaries, on a consolidated basis, for any period, the sum of all interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP.

"Investment" means any direct or indirect investment in any Person, including capital contributions to any Person, investments in or the acquisition of debt securities or Equity Interests of any Person, or any loans, advances, guaranties or other extensions of credit to any Person.

"Letter of Credit" means any letter of credit issued by Lender or any upstream correspondent bank of Lender for the account of Borrower pursuant to Article II.

"Letter of Credit Application" means Lender's standard form of letter of credit application and agreement, as the same may be amended or supplemented.

"Letter of Credit Liabilities" means, at any time, the aggregate face amount of all outstanding Letters of Credit.

"Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

"Liquid Investments" means (a) cash on deposit in a financial institution, (b) readily marketable direct obligations of the United States of America, (c) fully insured certificates of deposit with maturities of one (1) year or less from the date of acquisition of Lender or any commercial bank operating in the United States having capital and surplus in excess of $100,000,000.00, (d) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service, Inc., and (e) investments made through Lender or its Affiliates and approved by Lender.

"Loan Documents" means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents and agreements may be amended, modified, renewed, extended or supplemented.

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or any Obligated Party and its Subsidiaries, taken as a whole, (b) the ability of Borrower to pay the Obligations or the ability of Borrower or any Obligated Party to perform its respective obligations under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of Lender hereunder or thereunder.

"Maximum Rate" means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the "Code") (and as the same may be incorporated by reference in other Texas statutes).  To the extent that Chapter 303 of the Code is relevant to Lender for the purposes of determining the Maximum Rate, Lender may elect to determine such applicable legal rate pursuant to the "weekly ceiling," from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right Lender may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

"Merger" shall have the meaning given to such term in Section 9.3(a).

"Net Income" means, for Parent and its Subsidiaries for any period, the consolidated net income (or loss) of Parent and its Subsidiaries for such period, as determined in accordance with GAAP.

"No Default Certificate" means a certificate in the form of Exhibit "K", fully completed and executed by Borrower and Parent.

"Notes" means the Revolving Note and the Term Notes.

"Obligated Party" means each Guarantor and any other Person who is or becomes a party to any agreement pursuant to which such Person guarantees or secures payment and performance of the Obligations or any part thereof.

"Obligations" means (a) all obligations, indebtedness and liabilities of Borrower to Lender, now existing or hereafter arising, including, without limitation, the obligations, indebtedness and liabilities of Borrower under this Agreement and the other Loan Documents (including, without limitation, all of Borrower's contingent reimbursement obligations in respect of Letters of Credit), (b) all indebtedness arising under or with respect to services provided by Lender to Borrower including treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), commercial credit cards and stored value cards, (c) all indemnification obligations of Borrower and the Obligated Parties, or any of the foregoing, to Lender arising under the Loan Documents, (d) all interest accruing on any of the foregoing items and all attorneys' fees and other expenses incurred in the enforcement or collection thereof and (e) all Rate Management Transaction Obligations.  Notwithstanding the foregoing, the definition of "Obligations" shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

"Organizational Documents" means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and operating agreement or regulations of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

"Parent" means Sharps Compliance Corp., a Delaware corporation, and its successors and assigns.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, company, trust, business trust, association, Governmental Authority or other entity.

"Prime Rate" means, at any time, the rate of interest per annum then most recently published in The Wall Street Journal (or any successor publication if The Wall Street Journal is no longer published) in the "Money Rates" section (or such successor section) as the "Prime Rate."  If a range of prime interest rates per annum is so published, "Prime Rate" shall mean the highest rate per annum in such published range.  If the definition of "Prime Rate" is no longer published in The Wall Street Journal (or any successor publication), "Prime Rate" shall mean, at any time, the rate of interest per annum then most recently established by Lender as its prime rate.

"Qualified ECP Guarantor" means, in respect of any Rate Management Transaction Obligation, each Guarantor that at the time the relevant Guaranty Agreement becomes effective with respect to such Rate Management Transaction Obligation constitutes an Eligible Contract Participant and can cause another Person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Rate Management Transaction Obligations" means any and all obligations and indebtedness, contingent or otherwise, whether now existing or hereafter arising, of Borrower or any Subsidiary to Lender or any upstream correspondent bank of Lender arising under or in connection with any Rate Management Transaction.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented.

"Regulatory Change" means, with respect to Lender, any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including Lender of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

"Revolving Advance" means an advance of funds by Lender to Borrower pursuant to Article II.

"Revolving Advance Request Form" means a certificate, in substantially the form of Exhibit "H", properly completed and signed by Borrower requesting a Revolving Advance.

"Revolving Note" means the promissory note executed by Borrower payable to the order of Lender, in substantially the form of Exhibit "A", as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.

"Sanctions" shall have the meaning given to such term in Section 7.20.

"Security Agreement-Equity-Borrower" means the Security Agreement, Pledge and Collateral Assignment executed by Borrower in favor of Lender in substantially the form of Exhibit "C", as the same may be amended, supplemented or modified from time to time.

"Security Agreement-Equity-Domestic Subsidiary" means a Security Agreement, Pledge and Collateral Assignment executed by a Domestic Subsidiary in favor of Lender in substantially the form of Exhibit "D", as the same may be amended, supplemented or modified from time to time.

"Security Agreement-General-Borrower" means the Security Agreement executed by Borrower in favor of Lender in substantially the form of Exhibit "E", as the same may be amended, supplemented or modified from time to time.

"Security Agreement-General-Domestic Subsidiary" means a Security Agreement executed by a Domestic Subsidiary in favor of Lender in substantially the form of Exhibit "F", as the same may be amended, supplemented or modified from time to time.

"Subordinated Debt" means Debt of Borrower to any Person, the payment of which has been subordinated to the payment of the Obligations in a manner satisfactory to Lender and by a document satisfactory to Lender.

"Subsidiary" means, for any Person, a Person of which or in which such Person or its other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors (if it is a corporation), managers or equivalent body of such Person, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Tangible Net Worth" means, as of any date, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of Parent and its Subsidiaries; provided, however, there shall be excluded therefrom (a) any amount at which shares of capital stock of Parent appear as an asset on Parent's or any Subsidiary's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets, stock or other ownership interests over the value assigned thereto, (c) patents, trademarks, trade names and copyrights, (d) deferred expenses, (e) loans and advances to any stockholder, partner, member, owner, director, officer, manager or employee of Parent or any Subsidiary or any Affiliate, including any such loans and advances evidenced by promissory notes, and (f) all other assets which are properly classified as intangible assets.

"Target Company" means either (a) a Person from which Borrower will acquire all, or substantially all, of its assets, or (b) a Person in which Borrower will acquire all the Equity Interest of.

"Term Loan" means the advancing term loan made by Lender to Borrower pursuant to Article III.

"Term Loan Advance" means an advance of funds by Lender to Borrower pursuant to Article III.  Each Term Loan Advance will be evidenced by a Term Note.

"Term Loan Advance Request Form" means a certificate, in substantially the form of Exhibit "I", properly completed and signed by Borrower requesting a Term Loan Advance.

"Term Loan Final Advance Date" means April 7, 2016.

"Term Note" means a promissory note executed by Borrower payable to the order of Lender, in substantially the form of Exhibit "B", as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.

"Term Notes" means, collectively, each Term Note executed by Borrower and delivered to Lender pursuant to Section 3.2.

"Termination Date" means 11:00 a.m. on April 9, 2017, or such earlier date on which the Commitment terminates as provided in this Agreement.

"Unmatured Event of Default" means the occurrence of an event or the existence of a condition which, with the giving of notice or the passage of time would constitute an Event of Default.

Section 1.2.     Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words "hereof", "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all Article and Section references pertain to this Agreement.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of Texas, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas.  In the event that, at any time, Borrower has no Subsidiaries, all references to the Subsidiaries of Borrower and the consolidation of certain financial information shall be deemed to be inapplicable until such time as Borrower has a Subsidiary. Unless otherwise specified, all references to Subsidiaries herein refer to Subsidiaries of Borrower. All times of day are Houston, Texas, time.

ARTICLE 2.

Revolving Advances and Letters of Credit

Section 2.1.      Revolving Advances.  Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Revolving Advances to Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the Commitment; provided that the aggregate amount of all Revolving Advances at any time outstanding shall not exceed the lesser of (a) the Commitment minus the Letter of Credit Liabilities or (b) the Borrowing Base minus the Letter of Credit Liabilities.  Lender shall have no obligation to make any Revolving Advance if an Event of Default or an Unmatured Event of Default has occurred and is continuing.  Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay and reborrow hereunder.

Section 2.2.      The Revolving Note.  The obligation of Borrower to repay the Revolving Advances shall be evidenced by the Revolving Note executed by Borrower, payable to the order of Lender, in the principal amount of the Commitment.

Section 2.3.      Repayment of Revolving Advances.  Borrower shall repay the unpaid principal amount of all Revolving Advances on the earlier of (a) the Termination Date or (b) such other dates on which the Revolving Advances are or may be required to be paid pursuant to this Agreement.

Section 2.4.      Interest.  The unpaid principal amount of the Revolving Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Prime Rate in effect from day to day, and each change in the rate of interest charged on the Revolving Advances shall become effective, without notice to Borrower or any Obligated Party, on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Revolving Advances to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest on the Revolving Advances below the Maximum Rate until the aggregate amount of interest actually accrued on the Revolving Advances equals the amount of interest which would have accrued on the Revolving Advances if the interest rate specified in clause (b) preceding had at all times been in effect.  Accrued and unpaid interest on the Revolving Advances shall be payable on the first (1st) day of each month commencing on May 1, 2015, and on the Termination Date.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, at the option of Lender, the outstanding principal of the Revolving Advances shall bear interest at the Default Rate.

Section 2.5.      Requests for Revolving Advances.  Borrower shall give Lender notice of each requested Revolving Advance by delivery to Lender of a Revolving Advance Request Form executed by an Authorized Representative, properly completed and containing the information required therein.  Prior to making any Revolving Advance, Lender may require that Borrower deliver a Borrowing Base Certificate dated a recent date acceptable to Lender evidencing that the amount of the outstanding Revolving Advances plus the requested Revolving Advance plus the Letter of Credit Liabilities is less than the lesser of (a) the Commitment or (b) the Borrowing Base.  Assuming that each Revolving Advance Request Form is in proper form, if Lender receives a Revolving Advance Request Form prior to 12:00 p.m. on any Business Day, Lender will make the requested Revolving Advance on the same Business Day, and if Lender receives a Revolving Advance Request Form at or after 12:00 p.m., Lender will make the requested Revolving Advance on the next Business Day.  Revolving Advance Request Forms may be delivered by e-mail, scanned PDF or any other electronic method acceptable to Lender.

Section 2.6.      Use of Proceeds.  The proceeds of Revolving Advances shall be used for general working capital purposes.

Section 2.7.       Mandatory Prepayment.  If at any time the outstanding principal amount of the Revolving Advances plus the Letter of Credit Liabilities exceeds the Borrowing Base, Borrower shall immediately prepay the outstanding Revolving Advances by the amount of the excess plus accrued and unpaid interest on the amount so prepaid or, if no (or insufficient) Revolving Advances are outstanding, Borrower shall immediately pledge to Lender cash or cash equivalent investments in an amount equal to the excess as security for the Letter of Credit Liabilities.

Section 2.8.       Unused Commitment Fee; Reduction or Termination of Commitment.  Borrower agrees to pay to Lender a commitment fee on the average daily unused portion of the Commitment, from and including the Closing Date to and including the Termination Date, at the rate of one-quarter percent (0.25%) per annum based on a 360 day year and the actual number of days elapsed, payable quarterly, in arrears, commencing on June 30, 2015, and on the Termination Date.  For the purpose of calculating the commitment fee hereunder, the Commitment shall be deemed utilized by the amount of all outstanding Revolving Advances and Letter of Credit Liabilities.  Borrower shall have the right at any time to terminate in whole or from time to time to irrevocably reduce in part the Commitment upon at least three (3) Business Days prior notice to Lender specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction; provided, however, the Commitment shall never be reduced below an amount equal to the Letter of Credit Liabilities.  Simultaneously with giving such notice, Borrower shall prepay the amount by which the unpaid principal amount of the Revolving Advances plus the Letter of Credit Liabilities exceeds the Commitment (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid.  The Commitment may not be reinstated after it has been terminated or reduced.

Section 2.9.       Letters of Credit.  Subject to the terms and conditions of this Agreement, Lender agrees to issue one or more Letters of Credit for the account of Borrower in the name of Borrower or in the name of another Credit Party from time to time from the date hereof to and including the Business Day prior to the Termination Date; provided, however, that the Letter of Credit Liabilities shall not at any time exceed the least of (a) $500,000.00, (b) the Commitment minus the outstanding Revolving Advances or (c) the Borrowing Base minus the outstanding Revolving Advances.  Each Letter of Credit shall (a) have an expiration date (i) which is not later than three hundred sixty-five (365) days following the date of issuance of such Letter of Credit, and (ii) which is at least ten (10) days prior to the Termination Date, provided, however, that at the sole discretion of Lender, Letters of Credit may extend beyond the Termination Date, subject to Section 2.15, (b) be payable in Dollars, (c) support a transaction that is entered into in the ordinary course of a Credit Party's business, and (d) otherwise be satisfactory in form and substance to Lender.  No Letter of Credit shall require any payment by Lender to the beneficiary thereunder pursuant to a drawing prior to the third Business Day following presentment of a draft and any related documents to Lender.  Lender shall have no obligation to issue any Letter of Credit if an Event of Default or Unmatured Event of Default has occurred and is continuing.  Borrower acknowledges that notwithstanding if Lender or an upstream correspondent of Lender issues a Letter of Credit, such Letter of Credit (a) is a Letter of Credit hereunder, (b) constitutes Letter of Credit Liabilities hereunder, and (c) is an obligation owed to Lender and secured by the Loan Documents.

Section 2.10.     Procedure for Issuing Letters of Credit.  Each Letter of Credit shall be issued upon receipt by Lender of written notice from an Authorized Representative requesting the issuance of such Letter of Credit, which notice shall be received by Lender at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit.  Such notice shall be accompanied by a Letter of Credit Application as then in effect and such other documents and instruments as Lender may require.  Such notice and application (both front and back sides) may be sent by e-mail, scanned PDF or any other electronic method acceptable to Lender.  Each request for a Letter of Credit shall constitute a representation by Borrower to Lender as to each of the matters set forth in the Borrowing Base Certificate, including representations that (a) the sum of (i) the outstanding Revolving Advances plus (ii) the Letter of Credit Liabilities plus (iii) the face amount of the requested Letter of Credit does not exceed the lesser of the Borrowing Base or the Commitment and (b) no Event of Default or Unmatured Event of Default exists.  Prior to issuing any Letter of Credit, Lender may request a Borrowing Base Certificate from Borrower dated of a recent date acceptable to Lender evidencing that the statements contained in the preceding sentence are correct.  Borrower agrees to be bound by all the terms and provisions contained in the Letter of Credit Applications executed by Borrower in connection with the issuance of Letters of Credit.

Section 2.11.     Payments Constitute Revolving Advances.  Each payment by Lender pursuant to a drawing under a Letter of Credit shall constitute and be deemed a Revolving Advance by Lender to Borrower under the Revolving Note and this Agreement as of the day and time such payment is made by Lender and in the amount of such payment.

Section 2.12.     Letter of Credit Fees.  Borrower shall pay to Lender a letter of credit fee with respect to each Letter of Credit.  Such Letter of Credit fee shall be payable on the date such Letter of Credit is issued in an amount equal to one and one-half percent (1.50%) per annum of the stated amount of such Letter of Credit for the period during which such Letter of Credit will remain outstanding based on a 360 day year and the actual number of days to elapse.  In addition, Borrower shall pay to Lender (a) at the time of issuance of any Letter of Credit, all out-of-pocket costs incurred by Lender in connection with the issuance of such Letter of Credit, (b) upon the payment of any Letter of Credit, all applicable payment fees, and (c) upon the amendment (including the extension) of any Letter of Credit, all applicable amendment fees.

Section 2.13.      Obligations Absolute.  The obligations of Borrower under this Agreement and the other Loan Documents, including without limitation the obligation of Borrower to reimburse Lender for payment of drawings under any Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit or any other Loan Document, (b) the existence of any claim, set-off, counterclaim, defense or other rights which Borrower, any Obligated Party or any other Person may have at any time against any beneficiary of any Letter of Credit, Lender or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction, (c) if any statement, draft or other document presented under any Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect whatsoever, (d) payment by Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit in a manner which is not material, (e) any amendment or waiver of, or any consent to departure from, any Loan Document or (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.14.     Limitation of Liability.  Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit.  Neither Lender or any of its officers, employees or directors shall have any responsibility or liability to Borrower or any other Person for (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by Lender, (b) errors, omissions, interruptions or delays in transmission or delivery of any messages, (c) the validity, sufficiency or genuineness of any draft or other document, or any endorsement thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged or any statement therein is untrue or inaccurate in any respect, (d) payment by Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit in a respect which is not material or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit.  Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.  Notwithstanding the foregoing, Lender shall be liable to Borrower to the extent of any direct, but not consequential, damages suffered by Borrower which Borrower proves in a final nonappealable judgment were caused by (i) Lender's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (ii) Lender's willful failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit.

Section 2.15.     Cash Deposit Prior to Termination Date.  If Letters of Credit are to be outstanding after the Termination Date, not later than five (5) Business Days prior to the Termination Date, Borrower will deposit with Lender cash or pledge to Lender (in any manner satisfactory to Lender) cash equivalent investments or other collateral acceptable to Lender, or a combination thereof, in an amount equal to the sum of the face amounts of the Letters of Credit which will remain outstanding after the Termination Date.

ARTICLE 3.

Term Loan

Section 3.1.       Term Loan.  Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Term Loan Advances to Borrower from time to time from the Closing Date to and including the Term Loan Final Advance Date in an aggregate principal amount up to but not exceeding $5,000,000.00; provided that (a) no Term Loan Advance shall exceed seventy-five percent (75%) of the purchase price of the Target Company's assets or of the Target Company to be acquired with the proceeds of such Term Loan Advance, and (b) Lender shall have no obligation to make any Term Loan Advance if an Event of Default or Unmatured Event of Default has occurred and is continuing.  Borrower may not reborrow any portion of the Term Loan which is paid hereunder.

Section 3.2.       The Term Notes.  Prior to funding any Term Loan Advance, Borrower shall execute and deliver to Lender a Term Note in the principal amount of such Term Loan Advance.  Upon the delivery of a Term Note, the principal amount of such Term Loan Advance represented by a Term Note shall be outstanding under (and paid in accordance with) such instrument.

Section 3.3.       Interest.  The unpaid principal amount of the Term Loan (and, therefore, each Term Note) shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the sum of the Prime Rate in effect from day to day plus one-quarter percent (0.25%), and each change in the rate of interest charged on the Term Loan shall become effective, without notice to Borrower or any Obligated Party, on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Term Loan to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest on the Term Loan below the Maximum Rate until the aggregate amount of interest actually accrued on the Term Loan equals the aggregate amount of interest which would have accrued on the Term Loan if the interest rate specified in clause (b) preceding had at all times been in effect.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, at the option of Lender, the outstanding principal of the Term Loan shall bear interest at the Default Rate.

Section 3.4.       Repayment of Principal and Interest.  The principal of and interest on each Term Note shall be due and payable by Borrower as follows:

Monthly installments each in a principal amount sufficient to amortize the original principal amount of such Term Loan Advance (and, therefore, such Term Note), over a five (5) year period in approximately equal payments ("straight line amortization"), plus accrued and unpaid interest, shall be due and payable on the first (1st) day of each month, commencing on the first (1st) day of the month which occurs one (1) month after the date of such Term Loan Advance (and, therefore, such Term Note); provided that the last installment shall be in an amount equal to all outstanding principal of such Term Loan Advance and all accrued interest thereon.

Section 3.5.       Requests for Term Loan Advances.  Borrower shall request each Term Loan Advance by delivering to Lender (a) a Term Loan Advance Request Form stating (i) the amount of the Term Loan Advance, and (ii) the date on which Borrower desires that the Term Loan Advance be funded, (b) a Term Note in the original principal amount of such Tem Loan Advance, (c) evidence of insurance which satisfies the provisions of Section 8.5 hereof, (d) an executed copy of the purchase agreement executed in connection with the related acquisition, and (e) all documentation reasonably satisfactory to Lender showing the purchase price of the assets or equity of the Target Company to be acquired.  Term Loan Advance Request Forms may be delivered by e-mail, scanned PDF or any other electronic method acceptable to Lender.

Section 3.6.       Use of Proceeds.  The proceeds of the Term Loan shall be used to finance the acquisition of all, or substantially all, of the assets of Target Companies or all the Equity Interests of Target Companies.

Section 3.7.       Unused Fee.  Borrower agrees to pay to Lender a commitment fee on the average daily unused portion of Term Loan, from and including the Closing Date to and including the Term Loan Final Advance Date, at the rate of one-quarter percent (0.25%) per annum based on a 360 day year and the actual number of days elapsed, payable quarterly, in arrears, commencing on June 30, 2015, and on the Term Loan Final Advance Date.  For the purpose of calculating the commitment fee hereunder as of any date, the Term Loan shall be deemed utilized by the amount of all Term Loan Advances which have been funded hereunder as of such date.

ARTICLE 4.

Payments

Section 4.1.       Method of Payment.  All payments of principal, interest and other amounts to be made by Borrower under this Agreement, the Notes or any other Loan Documents shall be made to Lender at its designated office, without setoff, deduction or counterclaim in immediately available funds.  Whenever any payment under this Agreement, the Notes or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next Business Day, and interest shall continue to accrue during such extension.

Section 4.2.       Voluntary Prepayment.  Borrower may prepay the Notes in whole at any time or from time to time in part without premium or penalty, but with accrued interest to the date of prepayment on the amount so prepaid; provided, however, that any prepayments of principal of any Term Note shall be applied to the principal installments due on such Term Note in inverse order of their maturities.

Section 4.3.       Computation of Interest.  Interest on the indebtedness evidenced by the Notes shall be computed on the basis of a year of 360 days and the actual number of days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 4.4.       Additional Costs in Respect of Letters of Credit.  If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or Lender's commitment to issue Letters of Credit hereunder, and the result shall be to increase the cost to Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by Lender hereunder in respect of any Letter of Credit (which increase in cost or reduction in amount receivable, shall be the result of Lender's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by Lender, Borrower agrees to pay to Lender from time to time as specified by Lender, such additional amounts as shall be sufficient to compensate Lender for such increased costs or reductions in amount.  A statement as to such increased costs or reductions in amount incurred by Lender, submitted by Lender to Borrower, shall be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

Section 4.5.       Capital Adequacy.  If after the date hereof, Lender shall have determined that a Change in Law has or would have the effect of reducing the rate of return on Lender's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which Lender (or its parent) could have achieved but for such Change in Law (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within ten (10) Business Days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender (or its parent) for such reduction.  A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis.  In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

ARTICLE 5.

Collateral

Section 5.1.       Collateral.  To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described therein and in this Section 5.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the "Collateral"):

(a)           Borrower shall grant to Lender a first priority security interest in all of its accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, deposit accounts, investment property, letter of credit rights, general intangibles and all its other personal property, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Security Agreement-General-Borrower.

(b)           Each Domestic Subsidiary shall grant to Lender a first priority security interest in all of its accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, deposit accounts, investment property, letter of credit rights, general intangibles and all its other personal property, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to a Security Agreement-General-Domestic Subsidiary.

(c)           Borrower shall grant to Lender a first priority security interest in all its ownership interests of, among other Persons, its directly owned Domestic Subsidiaries, pursuant to the Security Agreement-Equity-Borrower.

(d)           Each Domestic Subsidiary shall grant to Lender a first priority security interest in all its ownership interests of, among other Persons, its directly owned Domestic Subsidiaries, pursuant to a Security Agreement-Equity-Domestic Subsidiary.

(e)           Borrower shall execute and cause to be executed such further documents and instruments as Lender, in its sole discretion, deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral.  Borrower authorizes, directs and permits Lender to file Uniform Commercial Code financing statements with respect to the Collateral in such jurisdictions as Lender may desire.

Section 5.2.       Setoff.  Upon the occurrence of an Event of Default, Lender shall have the right to set off and apply against the Obligations in such a manner as Lender may determine, at any time and without notice to Borrower or any Obligated Party, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due.  As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments and other property of Borrower now or hereafter held by Lender.  In addition to Lender's right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) of Borrower now or hereafter maintained at Lender, all deposit accounts and other accounts of Borrower now or hereafter maintained with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower.  The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, to the rights of setoff) which Lender may have.

Section 5.3.       Guaranty Agreements.  Guarantors shall unconditionally and irrevocably guarantee payment and performance of the Obligations as provided in the respective Guaranty Agreements by execution and delivery of the Guaranty Agreements, respectively.  Notwithstanding the foregoing, amounts received from any Guarantor, if such Guarantor is not an Eligible Contract Participant, shall not be applied to any Obligations that are Excluded Swap Obligations.

Section 5.4.       Landlord Waivers.  Borrower shall, or shall cause the applicable Credit Party to, cause each landlord of real property leased by a Credit Party to execute and deliver instruments satisfactory in form and substance to Lender by which such landlord waives its rights, if any, in the Collateral.  Borrower agrees to promptly deliver to Lender, or cause to be delivered to Lender, each such landlord waiver at the times required by Article VI for leases in effect as of the Closing Date, and, for leases entered into after the Closing Date, within five (5) Business Days of such Credit Party entering into such lease.

ARTICLE 6.

Conditions Precedent

Section 6.1.       Initial Extension of Credit.  The obligation of Lender to make the initial Revolving Advance, issue the initial Letter of Credit or make the initial Term Loan Advance is subject to the condition precedent that prior thereto Lender shall have received all of the documents set forth below in form and substance satisfactory to Lender.

(a)           Certificate.  A certificate of the Secretary or another officer of Borrower acceptable to Lender certifying (i) resolutions of the board of directors of Borrower which authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or is to be a party and (ii) the names of the officers of Borrower authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party together with specimen signatures of such officers.

(b)           Organizational Documents.  The Organizational Documents of Borrower certified by the Secretary or another officer of Borrower acceptable to Lender.

(c)           Governmental Certificates.  Certificates issued by the appropriate government officials of the state of incorporation of Borrower and Parent as to the existence and active standing of Borrower and Parent.

(d)           Revolving Note.  The Revolving Note executed by Borrower.

(e)           Security Agreements.  (i) The Security Agreement-Equity-Borrower executed by Borrower, and (ii) the Security Agreement-General-Borrower executed by Borrower.

(f)           Financing Statements.  Uniform Commercial Code financing statements showing Borrower as debtor.

(g)           Landlord Waiver.  Landlord waivers executed by the owner of the property leased by Borrower known as 9220 Kirby Drive, Suite 500, Houston, Texas 77054; and 2730 Reed Road, Houston, Texas 77051.

(h)           Inventory Summary.  An inventory summary dated as of a recent date.

(i)           Accounts Receivable Report.  An aged accounts receivable report dated as of a recent date.

(j)           Insurance Policies.  Copies of all insurance policies required by Section 8.5, together with loss payable endorsements in favor of Lender with respect to all insurance policies covering Collateral.

(k)           UCC Search.  A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower in Harris County, Texas, and the office of the Secretary of State of Texas.

(l)           Tax Identification Number; W-9.  Lender shall have received (i) the tax identification number of Borrower, and (ii) a complete W-9 for Borrower.

(m)           Payment of Existing Credit Facilities.  Evidence that all existing credit facilities (except those permitted pursuant to Section 9.1) have been paid in full and cancelled and all Liens related thereto have been terminated or released.

(n)           Attorneys' Fees and Expenses.  Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in Section 12.1, to the extent incurred, have been paid in full by Borrower.

(o)           Additional Documentation.  Such additional approvals, opinions or documents as Lender may reasonably request.

Section 6.2.       All Extensions of Credit.  (a) The obligation of Lender to make any Revolving Advance or issue any Letter of Credit (including the initial Revolving Advance and the initial Letter of Credit) is subject to receipt by Lender of the items required by Section 2.5 or 2.10, as applicable, and such additional approvals or documents as Lender may reasonably request.

(b)           The obligation of Lender to make any Term Loan Advance (including the initial Term Loan Advance) is subject to receipt by Lender of the items required by Section 3.5 (including the purchase agreement and other documentation reasonably satisfactory to Lender showing the purchase price of the assets or equity of the Target Company to be acquired).

ARTICLE 7.

Representations and Warranties

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 7.1.       Existence.  Borrower and each Subsidiary (a) are duly organized, validly existing and in active standing under the laws of their respective jurisdictions of organization, (b) have all requisite power and authority to own their assets and carry on their business as now being or as proposed to be conducted and (c) are qualified to do business in all jurisdictions where necessary.  Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 7.2.       Financial Statements.  Borrower has delivered to Lender audited consolidated financial statements of Parent and its Subsidiaries as at and for the fiscal year ended June 30, 2014, and unaudited consolidated financial statements of Parent and its Subsidiaries for the six (6) month period ended December 31, 2014.  Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Parent and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein.  Neither Parent nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, material forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements.  There has been no Material Adverse Effect since the effective date of the most recent financial statements referred to in this Section.

Section 7.3.       Requisite Action; No Breach.  The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party have been duly authorized by all requisite action on the part of Borrower and do not and will not violate or conflict with the Organizational Documents of Borrower or any law, rule or regulation or any order, writ, injunction or decree of any court, Governmental Authority or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as permitted by this Agreement) upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license or other instrument or agreement by which Borrower or any Subsidiary or any of their respective properties is bound.

Section 7.4.       Operation of Business.  Borrower and each Subsidiary possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.

Section 7.5.       Litigation and Judgments.  There is no action, suit, investigation or proceeding before or by any Governmental Authority pending, or to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary, that could, if adversely determined, reasonably be expected to have a Material Adverse Effect.  There are no outstanding judgments against Borrower or any Subsidiary.

Section 7.6.       Rights in Properties; Liens.  Borrower and each Subsidiary have good and marketable title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 7.2, and none of the properties, assets or leasehold interests of Borrower or any Subsidiary is subject to any Lien, except as permitted by this Agreement.

Section 7.7.       Enforceability.  This Agreement constitutes, and the other Loan Documents to which Borrower is a party, when delivered, shall constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor's rights.

Section 7.8.       Approvals.  No authorization, approval or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

Section 7.9.       Debt.  Borrower and its Subsidiaries have no Debt except Debt permitted pursuant to Section 9.1.

Section 7.10.     Use of Proceeds; Margin Securities.  Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 7.11.     ERISA.  Borrower and each Subsidiary have complied with all applicable minimum funding requirements and all other applicable requirements of ERISA, and there are no existing conditions that would give rise to liability thereunder.  No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.

Section 7.12.     Taxes.  Borrower and each Subsidiary have filed all tax returns (federal, state and local) required to be filed on or before the date of this representation (including any future dates on which this representation is deemed to be made), including all income, franchise, employment, property and sales taxes, and have paid all of their liabilities for taxes, assessments, governmental charges and other levies that are due and payable, and Borrower knows of no pending investigation of Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of Borrower or any Subsidiary.

Section 7.13.     Disclosure.  No event has occurred, and no fact or condition exists, which has a Material Adverse Effect or which could reasonably be expected to have a Material Adverse Effect.

Section 7.14.     Subsidiaries.  Borrower has no Subsidiaries other than those listed on Schedule 7.14.  Borrower owns, directly or indirectly, the amount of ownership interests of each Subsidiary as stated on Schedule 7.14.

Section 7.15.     Compliance with Laws.  Neither Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 7.16.     Compliance with Agreements.  Neither Borrower nor any Subsidiary is in violation in any material respect of any document, agreement, contract or instrument to which it is a party or by which it or its properties are bound.

Section 7.17.     Environmental Matters.  Borrower and each Subsidiary, and their respective properties, are in compliance with all applicable Environmental Laws and neither Borrower nor any Subsidiary is subject to any liability or obligation for remedial action thereunder.  There is no pending or threatened investigation or inquiry by any Governmental Authority of Borrower or any Subsidiary or any of their respective properties pertaining to any Hazardous Substance.  Except in the ordinary course of business and in compliance with all Environmental Laws, there are no Hazardous Substances located on or under any of the properties of Borrower or any Subsidiary.  Except in the ordinary course of business and in compliance with all Environmental Laws, neither Borrower nor any Subsidiary has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties.  Borrower and each Subsidiary have obtained all permits, licenses and authorizations which are required under and by all Environmental Laws.

Section 7.18.     Solvency.  Borrower and its Subsidiaries, on an individual and a consolidated basis, are not insolvent, Borrower's and its Subsidiaries' assets, on an individual and a consolidated basis, exceed their liabilities, and Borrower will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

Section 7.19.     Investment Company Act.  Neither Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 7.20.     Sanctions.  Neither Borrower nor any Subsidiary or, to the knowledge of Borrower, any director, officer, employee, agent, or Affiliate of Borrower or any Subsidiary is a Person that is, or is owned or controlled by Persons that are: (a) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC"), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, "Sanctions"), or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

Section 7.21.     Anti-Corruption.  Neither Borrower nor any Subsidiary, nor, to the knowledge of Borrower, any director, officer, employee, agent, or Affiliate of Borrower or any Subsidiary has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which Borrower or any Subsidiary conduct their business and to which they are lawfully subject or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE 8.

Affirmative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

Section 8.1.       Reporting Requirements.  Borrower will deliver, or will cause Parent to deliver, to Lender:

(a)           Annual Financial Statements.  As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, beginning with the fiscal year ending June 30, 2015, a copy of the annual audited financial statements of Parent and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders' equity and statements of cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited and certified without qualification by independent certified public accountants of recognized standing acceptable to Lender.

(b)           Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Parent (including the last fiscal quarter), a copy of the financial statements of Parent and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders' equity and statements of cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a Financial Officer to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of Parent and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

(c)           Monthly Financial Statements.  If at the end of any month the outstanding principal balance of any of the Revolving Advances is $1.00 or more, as soon as available, and in any event within thirty (30) days after the end of such month, a copy of the financial statements of Parent and its Subsidiaries as of the end of such month and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a Financial Officer to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of Parent and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

(d)           No Default Certificate.  As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, a No Default Certificate as of the last day of such fiscal quarter and (ii) together with the financial statements delivered pursuant to Section 8.1(a), a No Default Certificate as of the last day of the fiscal year covered by such financial statements, in each case executed by a Financial Officer of Borrower and Parent and containing detailed calculations of the covenants contained in Article X.

(e)           Borrowing Base Certificate.  (i) As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, a Borrowing Base Certificate as of the last day of such fiscal quarter certified by a Financial Officer.

(ii)           If at the end of any month the outstanding principal balance of any of the Revolving Advances is $1.00 or more, as soon as available, and in any event within thirty (30) days after the end of such month, a Borrowing Base Certificate as of the last day of such month certified by a Financial Officer.

(f)           Accounts Receivable Reports.  (i) As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, aged accounts receivable reports for Borrower as of the last day of such fiscal quarter certified by a Financial Officer.

(ii)           If at the end of any month the outstanding principal balance of any of the Revolving Advances is $1.00 or more, as soon as available, and in any event within thirty (30) days after the end of such month, aged accounts receivable reports for Borrower as of the last day of such month certified by a Financial Officer.

(g)           Inventory Report.  If at the end of any month the outstanding principal balance of any of the Revolving Advances is $1.00 or more, as soon as available, and in any event within thirty (30) days after the end of such month, an inventory report as of the last day of such month certified by a Financial Officer.

(h)           Certificate of Insurance.  Not later than ten (10) days prior to the date on which each insurance policy required by Section 8.5 expires, a certificate or certificates  evidencing that the insurance required by Section 8.5 is in full force and effect and that such policies have been extended.

(i)           Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits and proceedings before any Governmental Authority against Borrower or any Subsidiary which could have a Material Adverse Effect.

(j)           Notice of Judgments.  Within five (5) days of the rendering thereof, notice of any judgment against Borrower or any Subsidiary in an amount which is greater than $25,000.00.

(k)           Notice of Default.  As soon as possible and in any event within five (5) days after the occurrence of each Event of Default and Unmatured Event of Default, a written notice setting forth the details of such Event of Default or Unmatured Event of Default and the action which Borrower has taken and proposes to take with respect thereto.

(l)           Notice of Material Adverse Effect.  As soon as possible, and in any event within five (5) days after Borrower becomes aware thereof, notice of the occurrence of any event or the existence of any fact or condition which could have a Material Adverse Effect.

(m)           General Information.  Promptly, such other information concerning Borrower or any Subsidiary as Lender may from time to time reasonably request.

Section 8.2.       Maintenance of Existence; Conduct of Business.  Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business.

Section 8.3.       Maintenance of Properties.  Borrower will maintain, and will cause each Subsidiary to maintain, its assets and properties in good condition and repair, ordinary wear and tear excepted.

Section 8.4.       Taxes and Claims.  Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay or discharge any claim, tax, levy, assessment or governmental charge (a "Tax or Claim Charge"), which is being contested in good faith by appropriate proceedings diligently pursued, if (i) no Lien has been filed of record with respect to such Tax or Claim Charge, (ii) no Collateral or any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of the contest for such Tax or Claim Charge, and (iii) Borrower or such Subsidiary has set aside on its books adequate reserves against such Tax or Claim Charge.

Section 8.5.       Insurance.  Borrower will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurance companies, worker's compensation insurance, liability insurance and insurance on its property, assets and business, all at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses and as are acceptable to Lender.  Each casualty insurance policy and each insurance policy covering Collateral shall by endorsement name Lender as lender loss payee and each policy of liability insurance shall by endorsement name Lender as an additional insured.  All policies shall provide that they will not be cancelled without thirty (30) days prior written notice to Lender.

Section 8.6.       Inspection; Field Audits.  At any reasonable time and from time to time, Borrower will permit, and will cause each Subsidiary to permit, representatives of Lender:

(a)           To examine and make copies of the books and records of, and visit and inspect the properties or assets of Borrower and any Subsidiary and to discuss the business, operations and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants; and

(b)           To conduct Field Audits one (1) time during each fiscal year of Borrower, unless an Event of Default or an Unmatured Event of Default exists (in which case Lender may conduct additional Field Audits at its discretion), and the cost of (i) the annual Field Audit and (ii) all Field Audits conducted during the existence of an Event of Default or Unmatured Event of Default shall be paid by Borrower, each in an amount not to exceed $4,000.00 per Field Audit.

Section 8.7.       Keeping Books and Records.  Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 8.8.       Compliance with Laws.  Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of any court, Governmental Authority or arbitrator.

Section 8.9.       Compliance with Agreements.  Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts and instruments binding on it or affecting its properties or business.

Section 8.10.     Further Assurances.  Borrower will execute and deliver, and will cause each Subsidiary to execute and deliver, such further instruments as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Lender in the Collateral.

Section 8.11.     ERISA.  Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 8.12.     Continuity of Operations.  Borrower will continue to conduct, and will cause each Subsidiary to continue to conduct, its primary businesses as conducted as of the Closing Date.

Section 8.13.      Banking Relationship.  Borrower will establish and maintain, and will cause each Subsidiary to establish and maintain, its primary banking depository and disbursement relationship with Lender.

ARTICLE 9.

Negative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

Section 9.1.       Intentionally reserved.

Section 9.2.       Limitation on Liens.  Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (a) Liens in favor of Lender, (b) encumbrances consisting of minor easements, zoning restrictions or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or any Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, (c) Liens for taxes, assessments or other governmental charges (a "Tax or Government Charge") which (i) are not delinquent, or (ii) for which (A) no Lien has been filed of record with respect to such Tax or Government Charge, (B) no Collateral or any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of the contest for such Tax or Government Charge, and (C) Borrower or such Subsidiary has set aside on its books adequate reserves against such Tax or Government Charge, and (d) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business.

Section 9.3.       Mergers, Acquisitions, Dissolutions and Disposition of Assets.  Borrower will not, and will not permit any Subsidiary to:

(a)           become a party to a merger, consolidation or other business combination (a "Merger"), purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person (an "Acquisition"), or become a party to a partnership or joint venture, except that:

(i)           any Credit Party other than Borrower may enter into a Merger or Acquisition with Borrower (provided that Borrower is the surviving entity) or another Credit Party after giving thirty (30) days prior notice to Lender and delivering to Lender such documents evidencing or perfecting Lender's Liens in the Collateral as may be required by Lender; and

(ii)           Borrower or any Subsidiary may participate in a Merger or an Acquisition with a Domestic Person as long as (A) no Event of Default or Unmatured Event of Default exists at the time of such Merger or Acquisition; (B) no Event of Default or Unmatured Event of Default would arise as a result of such Merger or Acquisition; and (C) if Borrower or any Subsidiary enters into a Merger or Acquisition with any Person (an "Acquired Person"), either (1) such Acquired Person shall cease to exist and Borrower or such Subsidiary shall be the surviving Person of such transaction, or (2) (x) such Acquired Person shall become a Subsidiary of Borrower or such existing Subsidiary, (y) Borrower or such Subsidiary shall own one hundred percent (100%) of the Equity Interests of such new Subsidiary, and (z) such new Subsidiary shall comply with the requirements of Section 9.4;

(b)           dissolve, liquidate or dispose of substantially all of its assets (except as provided in paragraph (a)(i) above);

(c)           amend its Organizational Documents;

(d)           sell, lease, assign, transfer or otherwise dispose of its assets, except for (i) dispositions of inventory in the ordinary course of business, and (ii) transfers of assets by a Domestic Subsidiary to another Domestic Subsidiary;

(e)           issue, sell or otherwise dispose of the Equity Interests in any Subsidiary to any Person other than to Borrower or any other Credit Party; or

(f)           enter into any agreement to do any of the foregoing.

Section 9.4.       Subsidiaries.  Borrower will not, and will not permit any Subsidiary to, create or Acquire any Subsidiary, unless (a) such new Subsidiary (i) is a Domestic Subsidiary, (ii) is a Subsidiary of Borrower or another Credit Party and Borrower or another Credit Party owns one hundred percent (100%) of the Equity Interests of such new Subsidiary, and (iii) such Subsidiary will be a Credit Party, and (b) at the time of the creation or Acquisition of such new Subsidiary, (i) Borrower or such other Credit Party has notified Lender of the creation or Acquisition of such new Subsidiary (and, in the case of an Acquisition, has complied with Section 9.3(a)), (ii) such new Subsidiary has executed and delivered to Lender a Guaranty Agreement, a Security Agreement-General-Domestic Subsidiary and a Security Agreement-Equity-Domestic Subsidiary, (iii) such new Subsidiary has delivered to Lender a copy of its Organizational Documents and evidence of its authority to enter into the documents referred to in clause (b)(ii) above, (iv) the direct parent of such new Subsidiary has (A) specifically pledged its Equity Interests in such new Subsidiary to Lender, and (B) delivered to Lender evidence of its authority to enter into such pledge, and (v) Borrower has delivered to Lender an updated Schedule 7.14, in form and substance satisfactory to Lender.  Security Agreements-Equity-Domestic Subsidiary, Security Agreements-General-Domestic Subsidiary and Guaranty Agreements executed by Credit Parties pursuant to this Section shall constitute Loan Documents.

Section 9.5.       Restricted Payments.  Neither Borrower nor Parent will declare or pay any Distribution if (a) an Event of Default or Unmatured Event of Default exists at the time of declaring or paying such Distribution, or (b) an Event of Default or Unmatured Event of Default would arise as a result of declaring or paying such Distribution.

Section 9.6.       Investments.  Borrower will not make, and will not permit any Subsidiary to make, any Investment in any Person other than:

(a)           Investments in the form of trade credit to customers of Borrower or a Subsidiary arising in the ordinary course of business and represented by accounts from such customers;

(b)           Liquid Investments;

(c)           Investments (including the creation of and Acquisition of additional Domestic Subsidiaries) permitted by, and in compliance with, Sections 9.3 and 9.4; and

(d)           Investments by a Credit Party in any other Credit Party.

Section 9.7.       Compliance with Environmental Laws.  Borrower will not, and will not permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation or disposal of any Hazardous Substance, except in the ordinary course of business and in compliance with all Environmental Laws, (b) generate any Hazardous Substance, (c) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law.

Section 9.8.       Accounting.  Borrower will not make, and will not permit any Subsidiary to make, any change in accounting treatment or reporting practices, except as required by GAAP.

Section 9.9.       Change of Business.  Borrower will not enter into, or permit any Subsidiary to enter into, any type of business which is materially different from the business in which Borrower or such Subsidiary is engaged or contemplated to be engaged as of the Closing Date.

Section 9.10.     Transactions With Affiliates.  Borrower will not enter into, or permit to exist, and will not permit any Subsidiary to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates which is on terms which are less favorable than are obtainable from any Person who is not an Affiliate of Borrower or such Subsidiary.

Section 9.11.     Compliance with Government Regulations.  Borrower will not, and will not permit any Subsidiary to, (a) be or become subject at any time to any law, regulation or list of any governmental agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by Lender at any time to enable Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

Section 9.12.     Rate Management Transactions.  Borrower will not, and will not permit any Subsidiary to, enter into any Rate Management Transactions, except for Rate Management Transactions with Lender or any upstream correspondent bank of Lender which are entered into solely for hedging purposes.

Section 9.13.     Sanctions.  Borrower will not, directly or indirectly, use the proceeds of the Revolving Advances, any Letter of Credit or the Term Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Revolving Advances, the Letters of Credit or the Term Loan, whether as underwriter, advisor, investor, or otherwise).

Section 9.14.     Anti-Corruption.  No part of the proceeds of the Revolving Advances, the Letters of Credit or the Term Loan shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE 10.

Financial Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will cause Parent to perform and observe the financial covenants set forth below, unless Lender shall otherwise consent in writing.

Section 10.1.     Tangible Net Worth.  Parent will at all times maintain Tangible Net Worth plus Subordinated Debt in an amount not less than $12,500,000.00.  Tangible Net Worth plus Subordinated Debt shall be calculated and tested quarterly as of the last day of each fiscal quarter of Parent, commencing with the fiscal quarter ending March 31, 2015.

Section 10.2.     Debt Service Coverage Ratio.  Parent will at all times maintain a Debt Service Coverage Ratio of not less than 1.15 to 1.00.  The Debt Service Coverage Ratio will be calculated and tested quarterly as of the last day of each fiscal quarter of Parent, commencing with the fiscal quarter ending March 31, 2015 for the period of four quarters ended as of such date (a _rolling or trailing four quarters_ basis).

ARTICLE 11.

Default

Section 11.1.     Events of Default.  Each of the following shall be deemed an "Event of Default":

(a)           Borrower shall fail to pay the Obligations or any part thereof within three (3) days of the date when due.

(b)           Any representation or warranty made or deemed made by Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made.

(c)           Borrower or any Obligated Party shall fail to perform, observe or comply with (i) any covenant, agreement or term contained in Section 8.1, Section 8.5, Section 9.3, Article IX or Article X of this Agreement or (ii) any covenant, agreement or term contained in any other Section of this Agreement or any other Loan Document and, with respect to this clause (ii), such failure shall have continued for a period of fifteen (15) days.

(d)           Borrower, any Subsidiary or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(e)           An involuntary proceeding shall be commenced against Borrower, any Subsidiary or any Obligated Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(f)           Borrower, any Subsidiary or any Obligated Party shall fail to discharge, within a period of thirty (30) days after the commencement thereof, any attachment, sequestration or similar proceeding or proceedings involving an aggregate amount in excess of $25,000.00 against any of its assets or properties.

(g)           Borrower, any Subsidiary or any Obligated Party shall fail to satisfy and discharge, within a period of thirty (30) days after the rendering thereof, any judgment or judgments against it for the payment of money in an aggregate amount in excess of $25,000.00.

(h)           Borrower, any Subsidiary or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(i)           An Event of Default, event of default, Default or default (however therein defined) shall occur in any document evidencing Debt of Borrower, any Subsidiary or any Obligated Party to Lender or its Affiliates.

(j)           An event of default, Event of Default, default or Default (however therein described) shall occur in any document evidencing any Subordinated Debt.

(k)           This Agreement or any other Loan Document shall for any reason not be, or cease to be, in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any Subsidiary, any Obligated Party or any of their respective owners, or Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason not be, or cease to be, a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby.

(l)           A Material Adverse Effect shall have occurred.

(m)           Parent shall fail to own one hundred percent (100%) of the outstanding voting stock of Borrower during the term of this Agreement.

(n)           Borrower shall fail to comply with the provisions of Section 2.7 or Section 2.15 of this Agreement.

(o)           The occurrence or existence of any default, Event of Default or other similar condition or event (however described) with respect to any Rate Management Transaction or Borrower or any Subsidiary shall fail to pay or perform any Rate Management Transaction Obligation.

(p)           The Current Market Value of the Accounts shall be less than $7,000,000.00 at any time.

Section 11.2.     Remedies Upon Default.  If any Event of Default shall occur, Lender may do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Notes and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the Commitment without notice to Borrower or any Obligated Party, (c) foreclose or otherwise enforce any Lien granted to Lender to secure payment and performance of the Obligations and (d) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 11.1(d) or Section 11.1(e), the Commitment shall automatically terminate, Lender's obligation to make Term Loan Advances shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Notes and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

Section 11.3.     Cash Collateral.  If any Event of Default shall occur, Borrower shall, if requested by Lender, immediately deposit with and pledge to Lender, cash or cash equivalent investments in an amount equal to the Letter of Credit Liabilities as security for the Obligations.

Section 11.4.     Performance by Lender.  If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower.  In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.  The following is the required Texas Finance Code Section 307.052 collateral protection insurance notice: (a) Borrower and each Domestic Subsidiary is required to: (i) keep the Collateral insured against damage in the amount Lender specifies; (ii) purchase the insurance from an insurer that is authorized to do business in Texas or an eligible surplus lines insurer; and (iii) name Lender as the person to be paid under the policy in the event of a loss; (b) Borrower and each Domestic Subsidiary is required to deliver to Lender a copy of the policy and proof of the payment of premiums; and (c) if Borrower or any Domestic Subsidiary fails to meet any requirement listed in clause (a) or (b), Lender may obtain collateral protection insurance on behalf of such Person at such Person's expense and such amounts shall be added to the Obligations.

ARTICLE 12.

Miscellaneous

Section 12.1.     Expenses of Lender.  Borrower hereby agrees to pay Lender on demand (a) all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of Lender's legal counsel, (b) all reasonable costs and expenses incurred by Lender in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of Lender's legal counsel and (c) all other reasonable costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees and other charges levied by any Governmental Authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any insurance policy, audit or appraisal in respect of the Collateral.

SECTION 12.2.INDEMNIFICATION.  BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES) (COLLECTIVELY, "CLAIMS") TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, (E) ANY ACT OR OMISSION OF LENDER BASED UPON ANY ELECTRONIC TRANSMISSION OR (F) ANY MATTER RELATED TO ANY LETTER OF CREDIT, INCLUDING, WITH RESPECT TO ALL OF THE ABOVE, ANY CLAIM WHICH ARISES AS A RESULT OF THE NEGLIGENCE OF LENDER; PROVIDED, HOWEVER, THAT BORROWER'S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 12.2 SHALL NOT APPLY TO THE EXTENT THAT THE CLAIMS ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

Section 12.3.     Limitation of Liability.  Neither Lender nor any Affiliate, officer, director, employee, attorney or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue any of them upon, any claim for any special, indirect, incidental, exemplary, punitive or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.4.     No Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5.     Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without prior written consent of Lender.

Section 12.6.     Survival.  All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.  Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 12.1 and 12.2 shall survive repayment of the Notes and termination of the Commitment and the Letters of Credit.

Section 12.7.     Recovery of Payments.  Borrower agrees that to the extent Borrower makes a payment or payments to or for the account of Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, (a) the Obligations intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received, and (b) all Liens created under the Loan Documents (to the extent discharged) shall be revived and continued in full force and effect as if such payment had not been received.  The agreements and obligations in this Section shall survive repayment of the Notes and termination of the Commitment and the Letters of Credit.

Section 12.8.     Amendment.  The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 12.9.      Maximum Interest Rate.  No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the Maximum Rate.  If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any other Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto.  In the event Lender ever receives, collects or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes; and, if the principal of the Notes have been paid in full, any remaining excess shall forthwith be paid to Borrower.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

Section 12.10.   Notices.  (a) All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may (subject to paragraph (b) below) be telecopied (faxed), mailed by certified mail return receipt requested, or delivered by hand or overnight courier service to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this Section.

If to any Credit Party:                      9220 Kirby Drive, Suite 500
                                                            Houston, Texas 77054
                                                            Attention: Diana Diaz

If to Lender:                                      [REDACTED]

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy (fax), subject to confirmation of receipt, when personally delivered if by hand or overnight courier service or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, that notices to Lender pursuant to Article II and Article III shall not be effective until received by Lender.

(b)           As provided in Sections 2.5, 2.10 and 3.5, Revolving Advances, Letters of Credit and Term Loan Advances may be requested by e-mail, scanned PDF or any other electronic method acceptable to Lender.  In addition, Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           Rejection or other refusal to accept a notice, request or communication, or the inability to deliver a notice, request or communication because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request or communication otherwise sent under the terms of this Section.

Section 12.11.   Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.  This Agreement has been entered into in Harris County, Texas and it shall be performable for all purposes in Harris County, Texas.  Any action or proceeding against Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas, and Borrower hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement.  Nothing herein or in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Borrower or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by Borrower against Lender shall be brought only in a court located in Harris County, Texas.

Section 12.12.    Counterparts.  This Agreement and the other Loan Documents may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed signature page of this Agreement and/or any other Loan Document by a scanned PDF document attached to an e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 12.13.    Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 12.14.    Headings.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 12.15.    Non-Application of Chapter 346 of Texas Finance Code.  The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

Section 12.16.    Consent to Participations.  Lender shall have the right at any time and from time to time to sell or transfer one or more participation interests in the Notes and the indebtedness evidenced thereby to one or more purchasers ("Participants"), whether related or unrelated to Lender.  Lender may provide to any one or more Participants or potential Participants any information, financial statements, data or knowledge Lender may have about Borrower or about any other matter relating to the Obligations, and Borrower waives any rights to privacy it may have with respect to such matters.  Borrower further waives any and all notices of sale of participation interests and notices of repurchases of participation interests.  Borrower agrees that the owners of any participation interests will be considered as the absolute owners of their interests in the Obligations and will have all the rights granted under the participation agreements or other agreements governing the sale of their participation interests, but such Participants shall not have any direct rights under this Agreement or the Loan Documents.  Borrower waives all rights of offset or counterclaim that it may now or later have against Lender or against any Participant.

Section 12.17.    Sale of Obligations and Information Sharing.  Borrower agrees that Lender may sell, transfer or assign the Obligations, the Notes, this Agreement and/or the Loan Documents to one or more Persons ("Purchasers").  Borrower agrees that Lender may provide any information or knowledge, including, but not limited to financial statements of Borrower or any Subsidiary, which Lender may have about Borrower or any Subsidiary or about any matter relating to this Agreement or the Loan Documents, including, but not limited to any information regarding the Collateral, to any of its subsidiaries or Affiliates or their successors, or to any one or more Purchasers or potential Purchasers.  Borrower irrevocably waives any and all rights it may have under any law, rule or regulation which may prohibit such disclosure, including, but not limited to, any rights of privacy.

Section 12.18.    USA Patriot Act.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 12.19.    Time of the Essence.  The parties agree that time shall be of the essence in the performance of all of the terms and conditions of this Agreement and the Loan Documents.

Section 12.20.    Imaging.  Borrower understands and agrees that (a) Lender's document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

SECTION 12.21.       BINDING ARBITRATION.  (A)  AS DETAILED IN THE FOLLOWING PARAGRAPHS, UNDER THIS PROVISION, BOTH BORROWER AND LENDER EXPRESSLY WAIVE RIGHTS TO PURSUE OR RESOLVE DISPUTES BETWEEN THEM IN COURT OR IN A CLASS ACTION (REGARDLESS OF WHETHER THAT CLASS ACTION IS BROUGHT IN COURT OR IN ARBITRATION).

(B)           DISPUTES, CLAIMS, OR CONTROVERSIES (HEREINAFTER "DISPUTES") BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR RELATED TO THIS AGREEMENT AND/OR ANY OTHER LOAN DOCUMENT TO WHICH BORROWER IS A PARTY SHALL BE RESOLVED BY BINDING ARBITRATION.  DISPUTES SHALL INCLUDE ALL CLAIMS, COUNTERCLAIMS, CROSS-CLAIMS, THIRD PARTY CLAIMS, INTERPLEADERS, OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT AND/OR ANY ACTION TAKEN (OR ANY OMISSION TO TAKE ANY ACTION) IN CONNECTION WITH THE FOREGOING.  DISPUTES SHALL BE SUBJECT TO BINDING ARBITRATION REGARDLESS OF THE NATURE OF THE CAUSES OF ACTION ASSERTED OR THE RELIEF OR REMEDY SOUGHT.  DISPUTES HEREUNDER INCLUDE NOT ONLY DISPUTES THAT BORROWER AND LENDER MAY HAVE AGAINST EACH OTHER, BUT ALSO DISPUTES THAT BORROWER AND LENDER MAY HAVE AGAINST EACH OTHER=S AFFILIATES, PREDECESSORS, SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES.

(C)           BORROWER AND LENDER AGREE THAT ARBITRATION REPLACES THE RIGHT TO GO TO COURT, AND THUS THE PARTIES WAIVE ANY RIGHT TO HAVE DISPUTES TRIED BEFORE A JUDGE OR A JURY.

(D)           BORROWER AND LENDER ALSO AGREE THAT NEITHER PARTY WILL BE ABLE TO PURSUE DISPUTES AS A CLASS ACTION OR OTHER REPRESENTATIVE ACTION (SUCH AS AN ACTION IN THE FORM OF A PRIVATE ATTORNEY GENERAL) IN COURT OR IN ARBITRATION, AND THE PARTIES WAIVE THE RIGHT TO DO SO.  IF THE PRECEDING SENTENCE IS HELD TO BE INVALID BY A COURT OF LAW, THEN ANY CLASS OR REPRESENTATIVE ACTION WILL NOT BE RESOLVED THROUGH ARBITRATION AND WILL BE RESOLVED IN COURT.

(e)           Because this arbitration provision is made pursuant to transactions involving interstate commerce, the parties acknowledge and agree that it shall be governed by the Federal Arbitration Act, 9 U.S.C. '' 1, et seq., as the same may be amended from time to time.

(f)           The party pursuing Disputes in arbitration must pursue the Disputes before the American Arbitration Association ("AAA") under the AAA Commercial Finance rules (the "Commercial Finance Rules").  The Commercial Finance Rules and related forms may be obtained from and Disputes may be filed at American Arbitration Association, 335 Madison Avenue, Floor 10, New York, NY 10017-4605, 800-778-7879, www.adr.org.  Any arbitration hearing shall be held at a place chosen by the arbitrator(s) or AAA within the federal district in which Borrower's principal place of business is located, or at some other place to which Lender and Borrower agree in writing.  Judgment upon any arbitration award may be entered in any court having jurisdiction.

(g)           In arbitration, resolution of Disputes shall be based solely upon the law of the State of Texas and, where applicable, the United States of America.  The arbitrator or arbitrators may not add to, modify, invalidate, or ignore any provision of this agreement or the controlling law.  Defenses based on statutes of limitation, estoppel, waiver, laches and similar doctrines, that would otherwise be applicable to an action brought by a party, shall be applicable in any such arbitration proceeding.  In the event of any conflict between the Commercial Finance Rules and this arbitration provision, the terms of this arbitration provision control.

(h)           This arbitration provision shall survive termination of this Agreement.  If any portion of this provision is deemed invalid or unenforceable, the remaining portions shall nevertheless remain in force.

SECTION 12.22.    WAIVER OF JURY TRIAL.  IN THE EVENT THAT THE FOREGOING BINDING ARBITRATION PROVISION IS DEEMED UNENFORCEABLE, AND THUS LENDER AND BORROWER ARE REQUIRED TO LITIGATE IN COURT, LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES, WHETHER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT BY EITHER PARTY AGAINST THE OTHER.

SECTION 12.23.     ENTIRE AGREEMENT.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

SHARPS COMPLIANCE, INC. OF TEXAS

By:
Diana Precht Diaz
Vice President and Chief Financial Officer

LENDER:

[REDACTED]

By:
[REDACTED]
Vice President

SIGNATURE PAGE TO LOAN AGREEMENT

LIST OF SCHEDULES

Schedule	Item

7.14	List of Subsidiaries

Schedule 7.14

List of Subsidiaries

None.

LIST OF EXHIBITS

Exhibits	Documents

A	Revolving Note

B	Form of Term Note

C	Security Agreement-Equity-Borrower

D	Form of Security Agreement-Equity-Domestic Subsidiary

E	Security Agreement-General-Borrower

F	Form of Security Agreement-General-Domestic Subsidiary

G	Form of Guaranty Agreement

H	Revolving Advance Request Form

I	Term Loan Advance Request Form

J	Borrowing Base Certificate

K	No Default Certificate